NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                FOR IMMEDIATE RELEASE

                                                MARCH 21, 2011

Norfolk Southern receives Graniteville ruling

NORFOLK, VA. -- On March 18, 2011, Norfolk Southern received an unfavorable ruling from an arbitration panel regarding an insurance claim arising out of the Jan. 6, 2005, derailment in Graniteville, S.C.

As a result, during the first quarter of 2011 Norfolk Southern will record an expense for the receivables for the contested portion of the claim ($43 million) as well as an expense for other receivables that may be affected by the decision (approximately $15 million), as it is not probable that these amounts will be recovered.

It is anticipated that NS will be responsible for certain legal costs of the insurance carrier associated with the arbitration proceeding, although the amount of such costs is not presently known.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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 Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary:  Norfolk Southern Railway Company                        World Wide Web Site:  www.nscorp.com